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                                                                      EXHIBIT 11

EARNINGS PER SHARE

The factors used in the earnings per share computation follow:

                                                                   Successor         Successor
                                                                 Three Months    Six Months Ended
Basic and Diluted Earnings Per Share:                           Ended April 1,     December 31,
($ in thousands, except Earnings per Share)                          2006              2005
-------------------------------------------                     --------------   ----------------
Loss from continuing operations                                  $   (35,037)      $   (21,348)
Weighted average shares outstanding (basic & diluted)             29,991,684        29,995,092
Loss from continuing operations per share (basic & diluted)      $     (1.17)      $     (0.71)

Loss from discontinued operations                                $      (534)           (1,440)
Weighted average shares outstanding (basic & diluted)             29,991,684        29,995,092
Loss from discontinued operations per share (basic & diluted)    $     (0.02)      $     (0.05)

Net loss                                                         $   (35,571)      $   (22,788)
Weighted average shares outstanding (basic & diluted)             29,991,684        29,995,092
Net loss per share (basic & diluted)                             $     (1.19)      $     (0.76)
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